Wyoming Secretary of State Herschler Bldg East, Ste.101 122 W. 25th Street Cheyenne, WY 82002-0020 Ph. 307-777-7311 Email: Business@wyo.gov	WY Secretary of State FILED: 05/14/2020 03:40 PM Original ID: 2020-000906344 Amendment ID: 2020-002828594

Profit Corporation

Articles of Amendment

1.Corporation name:

Your Palace Portal, Inc.

2.Article number(s) I is amended as follows:

*Article number(s) is not your filing ID number. Example: 2000-000123456

The Board Of Directors of IOnMyHome Inc., at a meeting duly held by the Board, unanimously, adopted the following Amendments to the Articles of Incorporation:  Article I is amended so as to change the name of the corporation from it present name to My Palace Portal, Inc.

3.If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4.The amendment was adopted on April 15th 2020.

P-Amendment - Revised August 2019

5Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

☑  Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

☐  Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

☐  Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:	/s/ Jeffrey Brand	Date: April 21, 2020
(May be executed by Chairman of Board, President or another of its officers.)
Print Name:	Jeff Brand	Contact Person: Jeff Brand
Title:	Chairman of the Board	Daytime phone number: 214-883-3388
Email:	j	Email:
(Email provided will receive annual report reminders and filing evidence.)

Checklist:

☑  Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.

☑  Please submit one originally signed document.

☐  Typical processing time is 3-5 business days following the date ofreceipt in our office.

☐  *Refer to original articles of incorporation to determine the specific article number being amended or use the next

☐  Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

STATE OF WYOMING

Office of the Secretary of State

I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: My Palace Portal, Inc.l

Old Name: Your Palace.Portal

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 14th day of May, 2020